Exhibit 99.1

PASSAGE BIO REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS AND PROVIDES RECENT BUSINESS HIGHLIGHTS

Enrolled first three FTD-GRN patients in Cohort 3 of ongoing upliFT-D study

Treated first FTD-C9orf72 patient with Dose 2 PBFT02 in Cohort 4 of upliFT-D study

On track to report updated interim safety and biomarker data from upliFT-D and obtain regulatory feedback on FTD-GRN registrational trial design in 1H 2026

Advancing differentiated preclinical program for Huntington’s with clinical candidate selection expected in 2H 2026

Cash runway through 1Q 2027

PHILADELPHIA – March 3, 2026 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported financial results for the fourth quarter and year ended December 31, 2025, and provided recent business highlights.

“We are proud of the progress made in 2025 as we meaningfully advanced our PBFT02 clinical program for the treatment of genetic forms of frontotemporal dementia,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “As we enter 2026, we are excited by the strong enrollment momentum in our upliFT-D clinical study and look forward to sharing important data and regulatory updates in the first half of the year. FTD is a devastating disease, and the clinical unmet need remains substantial. We remain committed to advancing our program in the hope that we might one day offer patients and their families a therapy to redefine the course of their disease.”

Recent Highlights

●	Enrolled first three FTD-GRN patients in Cohort 3 of ongoing upliFT-D study: The first three patients in Cohort 3 of the upliFT-D trial have been enrolled and patient dosings are anticipated over the coming weeks. Cohort 3 will evaluate Dose 2 PBFT02 and is expected to consist of a total of 10 patients, with patient enrollment occurring in parallel across current active trial sites in Australia, Brazil, Canada, Portugal, and the United States. The cohort will be enrolled under the recently amended protocol, which focuses on patients earlier in their disease progression and includes a short course of low-dose prophylactic anticoagulation. The company plans to report updated interim safety and biomarker data from upliFT-D and obtain regulatory feedback on registrational trial design for FTD-GRN in the first half of 2026.

●	Treated first FTD-C9orf72 patient with Dose 2 PBFT02 in Cohort 4 of upliFT-D study: Cohort 4 is expected to consist of up to a total of five patients, and multiple prospective study participants have been identified and are being evaluated for trial eligibility. Initial safety data from the first Cohort 4 patient will be reviewed by the Independent Data Monitoring Committee, IDMC, given this is the first administration of PBFT02 to this patient population. Upon completion of the IDMC review, we expect to enroll subsequent Cohort 4 patients in parallel.

●	Advancing differentiated preclinical program for Huntington’s disease:
Huntington’s disease, HD, is an autosomal dominant, progressive neurodegenerative disease caused by a mutation in the huntingtin gene, HTT, in which a CAG trinucleotide repeat tract in the DNA is expanded. Elongation of these CAG repeat tracts over time, termed somatic instability, above a certain threshold leads to neurodegeneration. MSH3, a DNA repair protein, has been shown to play a key role in driving somatic instability in HD by erroneously incorporating extra CAG repeats into the HTT gene. The company’s approach aims to slow neurodegeneration in HD by delivering an AAV containing a miRNA gene to suppress expression of MSH3 and decrease somatic instability in the HTT gene. The company expects to declare a clinical candidate for this program in the second half of 2026. Huntington’s disease is estimated to affect approximately 70,000 individuals across the United States and Europe with no disease-modifying therapies currently approved.

Anticipated Upcoming Milestones:

●	Report updated interim safety and biomarker data from Dose 2 in 1H 2026
●	Seek regulatory feedback on registrational trial design in FTD-GRN in 1H 2026
●	Declare clinical candidate for Huntington’s disease in 2H 2026

Fourth Quarter and Full-Year 2025 Results

●	Cash Position: Cash and cash equivalents were $46.3 million as of December 31, 2025, as compared to cash, cash equivalents, and marketable securities of $76.8 million as of December 31, 2024. The company expects current cash and cash equivalents to fund operations through 1Q 2027.
●	Research and Development (R&D) Expenses: R&D expenses were $5.4 million for the quarter ended December 31, 2025, and $23.3 million for the year ended December 31, 2025, compared to $9.6 million and $40.2 million for the same quarter and year ended in 2024, respectively.
●	General and Administrative (G&A) Expenses: G&A expenses were $4.9 million for the quarter ended December 31, 2025, and $19.9 million for the year ended December 31, 2025, compared to $4.7 million and $25.0 million for the same quarter and year ended in 2024, respectively.
●	Net Loss: Net loss was $13.0 million, or $4.09 per basic and diluted share, for the quarter ended December 31, 2025 and $45.5 million, or $14.35 per basic and diluted share, for the year ended December 31, 2025, compared to a net loss of $12.7 million, or $4.00 per basic and diluted share, for the quarter ended December 31, 2024 and $64.8 million, or $21.04 per basic and diluted share, for the year ended December 31, 2024.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN or FTD-C9orf72. The clinical trial will sequentially enroll three FTD-GRN cohorts and two FTD-C9orf72 cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; enrollment timing; timing of feedback from regulatory authorities; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about cash runway; the ability of our product candidates to treat their respective target CNS disorders; and the potential development of other product candidates. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “continue,” “could,” “should,” “target,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	December 31,
(in thousands, except share and per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$46,303	$37,573
Marketable securities	—	39,183
Prepaid expenses and other current assets	629	838
Prepaid research and development	830	1,221
Total current assets	47,762	78,815
Property and equipment, net	4,107	9,331
Right of use assets - operating leases	10,168	13,803
Other assets	244	463
Total assets	$62,281	$102,412
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,113	$742
Accrued expenses and other current liabilities	4,653	6,707
Non-refundable sublicense and transition services payments	13,750	8,226
Operating lease liabilities	3,567	3,688
Total current liabilities	23,083	19,363
Operating lease liabilities - noncurrent	20,443	21,788
Total liabilities	43,526	41,151

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued and outstanding at both December 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value: 300,000,000 shares authorized; 3,182,810 shares issued and outstanding at December 31, 2025 and 3,161,503 shares issued and outstanding at December 31, 2024	—	—
Additional paid‑in capital	723,512	720,488
Accumulated other comprehensive income (loss)	—	8
Accumulated deficit	(704,757)	(659,235)
Total stockholders’ equity	18,755	61,261
Total liabilities and stockholders’ equity	$62,281	$102,412

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(in thousands, except share and per share data)	2025	2024
Operating expenses:
Research and development	$23,276	$40,179
General and administrative	19,875	24,988
Impairment of long-lived assets	6,145	5,233
Loss from operations	(49,296)	(70,400)
Other income (expense), net	3,774	5,633
Net loss	$(45,522)	$(64,767)
Per share information:
Net loss per share of common stock, basic and diluted	$(14.35)	$(21.04)
Weighted average common shares outstanding, basic and diluted	3,172,870	3,078,665
Comprehensive loss:
Net loss	$(45,522)	$(64,767)
Unrealized gain (loss) on marketable securities	(8)	51
Comprehensive loss	$(45,530)	$(64,716)

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com